Exhibit 4.3


                            CONSUMERS WATER COMPANY
              DIVIDEND REINVESTMENT AND COMMON SHARE PURCHASE PLAN
                                   AS AMENDED


1. The purpose of the Dividend Reinvestment and Common Share Purchase Plan (the "Plan") of Consumers Water Company (the "Company") is to provide holders of record of common and preferred shares of the Company with a simple and convenient method of investing cash dividends and making optional cash investments in additional common shares of the Company without payment of any brokerage commission. When shares are to be purchased directly from the Company, the Company will receive additional equity funds. The number of common shares available under the Plan will be such number as the Board of Directors may determine from time to time. The common shares to be purchased under the Plan shall be, at the discretion of the Company, either (i) issued and outstanding shares purchased on the open market or in negotiated transactions, (ii) subject to paragraph 23 hereof, previously unissued or treasury shares purchased directly from the Company, or (iii) any combination of the above.













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      Participants in the Plan may (a) have cash dividends on all of their common and/or preferred shares automatically reinvested in common shares and in addition make optional cash investments, (b) have cash dividends on only a portion of their common and/or preferred shares automatically reinvested in common shares and in addition make optional cash investments, or (c) have shares held on their behalf under the Plan for safekeeping, provided that no optional cash investments may be made by participants who do not have dividends reinvested under the Plan. Cash dividends upon shares which are not to be reinvested shall be paid directly to the participant for whose benefit such shares are held. Optional cash investments may be made in amounts from $10.00 minimum per Cash Investment Date to $50,000.00 maximum per calendar year. Fractional shares, as well as full shares, will be credited to participants' accounts. Cash dividends on shares credited to the accounts of participants will be reinvested in additional shares and such shares will be credited to the participants' accounts. In addition, for participants who so elect, all dividends on all or a portion of full and fractional shares registered in their names and on shares credited to their accounts will be reinvested in additional common shares.

2. All holders of record of common and/or preferred shares of the Company are eligible to participate in the Plan. Therefore, in order to be eligible to participate, beneficial owners whose shares are registered in names other than their own (e.g., broker or bank nominee) must either become shareholders of record by having their shares transferred into their names or arrange for brokers and bank nominees to participate on a dividend-by-dividend basis on their behalf.

3. A holder of record of common or preferred shares of the Company may join the Plan at any time by properly completing and signing a Dividend Reinvestment and Common Share Purchase Plan Authorization Form (the "Authorization Form") and returning it to the Agent which will administer the Plan for participants, maintain records, send statements of account to participants and perform other duties relating to the Plan. A postage paid envelope will be provided for this purpose. Authorization Forms may be obtained at any time by written request to, or by contacting, the Agent.

      The Authorization Form will permit a shareholder, by checking the "Full Dividend Reinvestment" box to direct the Company to provide for the investment in additional common shares to be held by the Agent on the shareholder's behalf (i) cash dividends on all of his or her common and/or preferred shares registered in his or her own name as well as on all of the shares credited to his or her account under the Plan and (ii) any optional cash investments made by him or her within the limits described below.












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      A shareholder checking the "Partial Dividend Reinvestment" box on the
      Authorization Form and (i) designating in the appropriate space the number of common or preferred shares registered in his or her name on which cash dividends are to continue to be received, directs the Company to provide for the investment in additional common shares to be held by the Agent on the shareholder's behalf cash dividends on the remaining number of common or preferred shares registered in his or her name as well as on all of the shares to be credited to his or her account under the Plan, or (ii) designating the amount of dividends which are to continue to be paid in cash, directs the Company to provide for the investment in additional common shares to be held by the Agent on the shareholder's behalf cash dividends, if any, in excess of the amount specified and payment to such shareholder of cash dividends up to the amount specified. Shareholders who have dividends reinvested under the Plan may also make optional cash investments within the limits described below.

      A shareholder checking the "safekeeping only" box on the Authorization Form provides for the safekeeping of any shares held on behalf of that shareholder under the Plan and the payment of cash dividends on such shares directly to the participant. Shareholders who have elected the "safekeeping only" option may not make optional cash investments.

      Optional cash investments made under the Plan will be limited to a minimum of $10.00 per Cash Investment Date and a maximum of $50,000.00 per calendar year.

      If a signed Authorization Form is returned to the Agent without one of the boxes checked, the shareholder will be enrolled under the "Full Dividend Reinvestment" option. If a signed Authorization Form is returned to the Agent with the "Partial Dividend Reinvestment" box checked but without the number of shares designated, the form will be returned to the shareholder for completion.

4. The "Agent" will be First Union National Bank, or such other agent as the Company may from time to time designate. The Company may, from time to time, undertake some of the ministerial functions of the Agent under the Plan.

5. The "Dividend Investment Date" shall normally be the dividend payment date with respect to common and preferred shares. The "Cash Investment Date" shall normally be the first day of every month. If either such date falls on a Saturday, Sunday or other day on which the New York Stock Exchange is closed, or such date falls on any other day on which trading is suspended, the Dividend Investment Date or Cash Investment Date will be the next trading day. The purchase of shares directly from the Company shall be made as of the Dividend Investment Date or Cash Investment Date. The "Investment Period" shall normally be the 30-day period beginning on the Dividend Investment Date or Cash Investment Date. Purchases of shares on the open market or in negotiated transactions will be made by the Agent within the 30-day Investment Period, subject to any appropriate requirements of federal or state securities laws affecting the timing and manner of purchases of common shares for the Plan. Common shares purchased on the open market or in negotiated transactions will be credited to participants' accounts as of the last day of the Investment Period, or as of the last date on which all purchases for the Investment Period are completed.

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6.    A shareholder will be enrolled as of the next dividend payment date following receipt by the Agent of the Authorization Form, for the purpose of the reinvestment of dividends, if the Authorization Form is received by the fifth business day preceding a Dividend Investment Date. If the Authorization Form is received by the Agent after the fifth business day preceding a Dividend Investment Date the shareholder's reinvestment of dividends will not start until payment of the second succeeding dividend.

      A shareholder may change the portion of his dividends that is to be reinvested by submitting a later-dated Authorization Form to the Agent. The portion of dividends to be reinvested as of the next dividend payment date shall be the portion indicated in the later-dated Authorization Form if it is received by the Agent by the date upon which such dividend is declared, but shall be the portion indicated in the original Authorization Form if the later-dated Authorization Form is received after such date. A shareholder who provides the Agent with a later-dated Authorization Form in which he or she elects the "safekeeping only" option may not make optional cash investments and any optional cash investment held by the Agent for application on the next succeeding Cash Investment Date shall be returned to the shareholder who provided the Agent with a later-dated Authorization Form in which the "safekeeping only" option was elected, unless such later-dated Authorization Form is received after the fifth business day preceding the next Cash Investment Date.

      A participant who has dividends reinvested under the Plan and who wishes to make an optional cash investment on any Cash Investment Date may do so by providing the Agent with an appropriately completed cash investment form to be provided by the Agent (the "Cash Investment Form"), provided the Cash Investment Form is received by the Agent by the fifth business day preceding that Cash Investment Date. If the Cash Investment Form is received by the Agent after the fifth business day preceding a Cash Investment Date, the shareholder's cash investment shall be held by the Agent for application on the following Cash Investment Date.

7. The purchase price of common shares bought directly from the Company with reinvested dividends and optional cash investments will be (i) the average of the closing prices for the Company's common shares as quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") for each of the last five trading days immediately preceding and including the Dividend Investment Date or Cash Investment Date, or (ii) if no such closing prices are quoted by NASDAQ as determined in accordance with a method adopted by the officers of the Company. The purchase price of common shares purchased by the Agent on the open market, or in negotiated transactions, with reinvested dividends and optional cash investments shall be the weighted average price of all shares purchased by the Agent for the Plan during the Investment Period. The participant's account will be credited with a number of shares, including fractions computed to three decimal places, equal to the total amount invested (through dividends, optional cash investments, or both) divided by the purchase price.







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8.    All costs of administration of the Plan, including the Agent's charges, will be paid by the Company. No brokerage fees will be charged to participants when shares are purchased under the Plan. However, if a participant makes a request to the Agent to sell any of his or her shares, the participant will pay a brokerage commission and any transfer tax or other fees or charges.

9. An optional cash investment may be made by participants only by enclosing a check payable to the Agent with a Cash Investment Form. Cash Investment Forms will be sent to participants periodically by the Agent.

      There is no obligation to make an optional cash investment for each or any Cash Investment Date. Each optional cash investment must be at least $10.00. More than one optional cash investment may be made during the calendar year, but the aggregate of such investments may not exceed $50,000.00. No interest will be paid by the Company or the Agent on optional cash investments held until the Cash Investment Date.

10. Participants in the Plan will receive statements of their accounts from the Agent following each purchase of shares for their accounts. Participants also will receive a Prospectus relating to the Plan and copies of the same communications sent to every other holder of the Company's common stock.

11. The fact that dividends are reinvested does not relieve participants of any liability for taxes that may be otherwise payable on such dividends. When reinvested dividends are subject to United States income tax withholding, the Company will provide for the investment in common shares of the Company to be held by the Agent on behalf of participants an amount equal to the dividends paid less the amount of tax required to be withheld in accordance with paragraph 17 hereof.

12. Certificates for the whole number of shares purchased by all participants under the Plan will be issued in the first instance in the name of the Agent or its nominee and, unless requested as described in the next paragraph, certificates for shares purchased under the Plan will not be issued to participants. The number of shares credited to an account under the Plan will be shown on the participant's statement of account prepared by the Agent.

      Certificates for any number of whole shares credited to an account under the Plan will be issued by the Agent to a participant upon written request to the Agent, even though such participant wishes to remain in the Plan. In such event, any remaining full shares for which certificates are not requested and any fractional shares will continue to be credited to the participant's account under the Plan. Certificates for fractional shares will not be issued under any circumstances. Accounts under the Plan are maintained in the names in which the certificates of participants were registered at the time they entered the Plan. Consequently, certificates for whole shares will be similarly registered when issued.







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13.   A participant may withdraw from the Plan at any time. In order to withdraw from the Plan, a participant must provide the Agent with a properly executed Plan Withdrawal Form or other written instruction in form acceptable to the Agent containing the same information required by the Plan Withdrawal Form. When a participant withdraws from the Plan or upon termination of the Plan by the Company, certificates for whole shares credited to his or her account under the Plan will be issued and cash will be remitted for any fractional share. Upon withdrawal from the Plan the participant may, if desired, also request that all of the shares, both whole and fractional, credited to such participant's account in the Plan be sold. If a participant requests such sale, the sale will be made by the Agent for the account of the participant at the market price within ten trading days after receipt of the request by the Agent. The participant will receive the proceeds of the sale less any related brokerage commission and any transfer tax or other fees or charges.

      If the request to withdraw is received by the Agent on or after the date upon which a dividend is declared but prior to the Dividend Investment Date upon which such dividend is to be paid, it shall not be effective until after that Dividend Investment Date. All subsequent dividends will be paid to the shareholder in cash unless the shareholder re-enrolls in the Plan, which may be done at any time. A participant who has withdrawn from the Plan may not make optional cash investments, and any optional cash investment held by the Agent for application on the next succeeding Cash Investment Date shall be returned to the withdrawing participant, unless such withdrawal request is received after the fifth business day preceding the next Cash Investment Date, in which case the withdrawal shall be effective after the next Cash Investment Date.

      If a participant disposes of all common shares registered in such participant's name, the Company will continue to provide for the reinvestment of dividends on the shares credited to his or her account under the Plan until the Agent is notified by such participant that he or she wishes to withdraw from the Plan.

14. If shares registered in the name of a participant in the Plan are voted by him or her on any matter submitted to a meeting of shareholders, the Agent will vote any shares held in the participant's account under the Plan in accordance with the participant's proxy for the shares registered in his or her name. If no shares are registered in a participant's name, shares credited to the account of a participant under the Plan will be voted by the Agent in accordance with instructions of the participant given on an instruction form which will be furnished to the participant. If the participant desires to vote in person at the meeting, a proxy for full shares credited to his or her account under the Plan may be obtained upon written request received by the Agent at least 15 days before the meeting. If no instructions are received on a returned proxy card or instruction form properly signed with respect to any item thereon, all of a participant's shares -- those registered in his or her name, if any, and those credited to his or her account under the Plan -- will be voted in the same manner as for non-participating shareholders who return proxies and do not provide instructions: in accordance with the recommendations of the Company's management. If the proxy card or instruction form is not returned or if it is returned unsigned, none of the participant's shares will be voted unless the participant votes in person.


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15.   If the Company declares a stock dividend or split with respect to its common shares, shares distributed by the Company on shares credited to the account of a participant under the Plan will be added to the shares held on his or her behalf by the Agent.

16. A participant's entitlement in a rights offering will be based upon the total number of shares held in the participant's name and whole shares credited to his or her account under the Plan. Rights on shares registered in the name of a participant, as well as on whole shares credited to the participant's account under the Plan, will be mailed directly to the participant in the same manner as to holders of common shares not participating in the Plan.

17. In the case of shareholders whose dividends are subject to United States federal income tax or applicable state tax withholding, the Company will provide for the investment in common shares of the Company an amount equal to the dividends paid less the amount of tax required to be withheld by the Company. The statements confirming purchases made for such participants will indicate the gross amount of dividends received and the net amount invested. Optional cash investments received from foreign shareholders must be in United States dollars and will be invested in the same manner as investments from other participants.

18. In administering the Plan, the Company and the Agent will not be liable for any act done in good faith or for any good faith omission to act including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon such participant's death prior to receipt of notice in writing of such death, or with respect to the prices at which shares are purchased for the participant's account and the times when such purchases are made, or with respect to any fluctuation in the market value after purchase or sale of shares, or with respect to the tax treatment of dividends reinvested pursuant to the Plan.

19. The Company reserves the right to amend, suspend, modify or terminate the Plan at any time. Notice of any such amendment, suspension, modification or termination will be sent to all participants.

20. The Agent reserves the right to resign at any time upon sixty days' notice to the Company in writing.

21. The officers of the Company are authorized to take such actions to carry out the Plan as may be consistent with its terms and conditions.

22. The terms and conditions of the Plan and its operation shall be governed and construed in accordance with the laws of the State of Maine.

23. The Company's obligations to issue previously authorized but unissued common shares under the Plan or to sell treasury shares pursuant to the terms of the Plan is subject to having in effect an effective registration statement under the Securities Act of 1933, as amended, covering such shares and any required registrations under the state securities or "Blue Sky" laws.

24.   This Plan shall be effective as of January 1, 1982.



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